UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility

  Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940 FORM 4

/      /  Check this box if no longer subject to Section 16, Form 4 or Form 5 obligations may continue.  See Instruction 1(b)

(Print or Type Responses)
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1.  NAME AND ADDRESS OF REPORTING PERSON*

Donahue                       John                    C.
(LAST)                        (FIRST)                 (MIDDLE)

c/o Federated Investors, Inc.
Federated Investors Tower
(STREET)

Pittsburgh                    PA                      15222-3779
(CITY)                        (STATE)                 (ZIP)
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2.  ISSUER NAME AND TICKER OR TRADING SYMBOL
      Federated Investors, Inc.     FII

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3.  I.R.S. IDENTIFICATION NUMBER OF REPORTING PERSON, IF AN ENTITY (VOLUNTARY)


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4.  STATEMENT FOR MONTH/YEAR

      10/2000

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5.  IF AMENDMENT, DATE OF ORIGINAL (MONTH/YEAR)

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6.  RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER

(CHECK ALL APPLICABLE)

__X___ Director      ________ 10% Owner
__X___               Officer (give title below)   ________ Other (specify below)
      PRESIDENT AND CHIEF EXECUTIVE OFFICER

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7.  INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LIMIT)
_X____   Form filed by One Reporting Person
_______  Form filed by More than One Reporting Person

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                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED




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1. Title of     2.         3.            4.  Securities Acquired   5.  Amount of    6.  Ownership  7.  Nature
   Security     Transaction   Transaction   (A) or Disposed of     Securities       Form:  Direct  of Indirect
   (Instr. 3)   Date          Code          (D) (Instr. 3, 4, and  Beneficially     (D) or         Beneficial
                (Mon/day/year)(Instr. 8)    5)                     Owned at End of  Indirect (I)   Ownership
                                                                   Month (Instr. 3  (Instr. 4)     (Instr. 4)
                                                                   and 4)
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                           Code   V      Amount   (A) or   Price
                                                     (D)
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Class B Common                                                     5,424,671        D
     Stock
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Class B Common                                                     1,657,845        I              by Thomas
   Stock                                                                                           Donahue as
                                                                                                   custodian

                                                                                                   for minor
                                                                                                   children

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Class B Common  10/2/00    G      V      1,192    A                1,265,422        I              by power of
   Stock                                    (1)                                                    attorney
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Class B Common  10/2/00    G      V      1,788    A                874,788          I              By Daniel
   Stock                                    (2)                                                    McGrogan as
                                                                                                   custodian

                                                                                                   for minor
                                                                                                   children

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is  filed  by more  than one  reporting  person,  see  Instruction
4(b)(v).


FORM 4 (continued)
           TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR

BENEFICIALLY OWNED

                (E.G., PUTS, CALLS, WARRANTS, OPTIONS, COVERTIBLE SECURITIES)



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1.  Title of         2.  Conversion  3.              4.  Transaction     5.  Number of    6.  Date
Derivative Security  or Exercise     Transaction        Code (Instr. 8)  Derivative       Exercisable and
(Instr. 3)           Price of        Date                                Securities       Expiration Date
                     Derivative      (Month/Day/Year)                    Acquired (A) or  (Month/Day/Year)
                     Security                                            Disposed of (D)
                                                                         (Instr. 3, 4,
                                                                         and 5)
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                                                     Code     V          (A)       (D)    Date
                                                                                          ExercisableExpiration
                                                                                                     Date

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7.  Title and Amount of   8.  Price of    9.  Number of            10.  Ownership Form of           11.
Underlying Securities     Derivative      derivative Securities    Derivative Security:  Direct     Nature
(Instr. 3 and 4)          Security        Beneficially Owned at    (D) or indirect (I)              of
                          (Instr. 5)      End of Month (Instr. 4)  (Instr. 4)                       Indirect
                                                                                                    Beneficial

                                                                                                    Ownership

                                                                                                    (Instr.
                                                                                                    4)

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Title        Amount or
             Number of
             Shares

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

Explanation of Responses:

1.  Represents the aggregate amount of two separate gifts.

2. Represents the aggregate amount of several gifts by an individual to minor children of the reporting person. This is the second voluntary filing made by the reporting person for the month of October.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure. Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

/S/J. CHRISTOPHER DONAHUE           12/20/2000
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**Signature of Reporting Person                            Date